Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

UNITY SOFTWARE INC.

Unity Software Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.    The name of the corporation is Unity Software Inc.

2.    The corporation was incorporated in Delaware pursuant to a Certificate of Incorporation filed with the Secretary of State of the State of Delaware on May 28, 2009. An amendment and restatement of the original Certificate of Incorporation of the corporation was filed with the Secretary of State of the State of Delaware on September 24, 2009 (the “2009 Restated Certificate”). An amendment and restatement of the 2009 Restated Certificate was filed with the Secretary of State of the State of Delaware on July 11, 2011 (the “2011 Restated Certificate”). A Certificate of Amendment amending the 2011 Restated Certificate was filed with the Secretary of State of the State of Delaware on April 8, 2014. A Certificate of Amendment amending the 2011 Restated Certificate, as amended on April 8, 2014, was filed with the Secretary of State of the State of Delaware on March 23, 2015. A Certificate of Amendment amending the 2011 Restated Certificate, as amended on April 8, 2014 and March 23, 2015, was filed with the Secretary of State of the State of Delaware on August 10, 2015. An amendment and restatement of the 2011 Restated Certificate was filed with the Secretary of State of the State of Delaware on April 11, 2016 (the “2016 Restated Certificate”). A Certificate of Amendment amending the 2016 Restated Certificate was filed with the Secretary of State of the State of Delaware on May 11, 2016. An amendment and restatement of the 2016 Restated Certificate was filed with the Secretary of State of the State of Delaware on June 5, 2017 (the “June 2017 Restated Certificate”). An amendment and restatement of the June 2017 Restated Certificate was filed with the Secretary of State of the State of Delaware on September 5, 2017 (the “September 2017 Restated Certificate”). An amendment and restatement of the September 2017 Restated Certificate was filed with the Secretary of State of Delaware on June 12, 2018 (the “2018 Restated Certificate”). An amendment and restatement of the June 2018 Restated Certificate was filed with the Secretary of State of Delaware on May 6, 2019 (the “2019 Restated Certificate”).

3.    This Amended and Restated Certificate of Incorporation restates, integrates and amends the 2019 Restated Certificate as herein set forth in full:

ARTICLE I

The name of the corporation (hereinafter, the “Corporation”) is Unity Software Inc.

ARTICLE II

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, City of Wilmington, 19808, County of New Castle, and the name of the registered agent of the Corporation in the State of Delaware at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Delaware.

ARTICLE IV

The Corporation is authorized to issue two classes of stock, designated “Common Stock” and “Preferred Stock,” each with a par value of $0.000005 per share. The total number of shares of Common Stock that the Corporation is authorized to issue is 330,000,000 shares. The total number of shares of Preferred Stock that the corporation is authorized to issue is 110,336,525 shares.

A.    Common Stock. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights, powers and preferences of the holders of the Preferred Stock set forth herein. The holders of the Common Stock are entitled to one vote for each share of Common Stock held at all meetings of stockholders (and written actions in lieu of meetings). The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of this Amended and Restated Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the then outstanding shares of capital stock of the Corporation entitled to vote (as a single class on an as-converted basis), irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware.

B.    Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The first series of Preferred Stock shall consist of 23,820,370 shares and shall be designated “Series A Preferred Stock.” The second series of Preferred Stock shall consist of 13,929,790 shares and shall be designated “Series B Preferred Stock.” The third series of Preferred Stock shall consist of 25,499,974 shares and shall be designated “Series C Preferred Stock.” The fourth series of Preferred Stock shall consist of 21,739,130 shares and shall be designated “Series D Preferred Stock.” The fifth series of Preferred Stock shall consist of 12,003,311 shares and shall be designated “Series D-1 Preferred Stock.” The sixth series of Preferred Stock shall consist of 13,343,950 shares and shall be designated “Series E Preferred Stock.” The relative rights, preferences, privileges and restrictions granted to or imposed on the Preferred Stock are as follows:

1.    Dividends. The holders of the then outstanding Preferred Stock shall be entitled to receive, on a pari passu basis, when and as declared by the Board of Directors, out of assets legally available therefor, prior and in preference to any declaration or payment of any dividend on the Common Stock (payable other than in Common Stock or other securities or rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock), dividends at the annual rate of (i) in the case of Series A Preferred Stock, $0.0267 per share of Series A Preferred Stock, (ii) in the case of Series B Preferred Stock,

$0.1005 per share of Series B Preferred Stock, (iii) in the case of Series C Preferred Stock, $0.5671 per share of Series C Preferred Stock, (iv) in the case of Series D Preferred Stock, $0.9200 per share of Series D Preferred Stock, (v) in the case of the Series D-1 Preferred Stock, $0.9664 per share of Series D-1 Preferred Stock and (vi) in the case of the Series E Preferred Stock, $1.7600 per share of Series E Preferred Stock, in each case as adjusted for any stock splits, reverse stock splits, stock dividends, combinations, reclassification, recapitalization or other similar events (each a “Recapitalization Event”). No dividends shall be paid on any share of Common Stock unless dividends equal to the greater of the following amounts have been paid or declared and set apart: (i) all dividends for Preferred Stock as set forth in the preceding sentence in this Section 1 or (ii) an amount for each such share of Preferred Stock equal to the aggregate amount of such dividends for all shares of Common Stock into which each such share of Preferred Stock could then be converted. The right to dividends on shares of Preferred Stock shall not be cumulative, and no right shall accrue to holders of Preferred Stock by reason of the fact that dividends on said shares are not declared in any period, nor shall any undeclared or unpaid dividend bear or accrue interest. The holders of a series of outstanding Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of a majority of the shares of such series of Preferred Stock then outstanding.

2.    Liquidation Preference. In the event of a Deemed Liquidation Event (as defined below), the assets and funds of the Corporation available for distribution to stockholders shall be distributed as follows:

(a)    First, the holders of shares of Preferred Stock then outstanding shall be entitled to receive, on a pari passu basis, out of the assets of the Corporation available for distribution to its stockholders, before any payment shall be made in respect of the Corporation’s Common Stock, an amount equal to (i) in the case of Series A Preferred Stock, $0.3340 per share of Series A Preferred Stock, (ii) in the case of Series B Preferred Stock, $1.2563 per share of Series B Preferred Stock, (iii) in the case of Series C Preferred Stock, $7.0889 per share of Series C Preferred Stock, (iv) in the case of Series D Preferred Stock, $11.5000 per share of Series D Preferred Stock, (v) in the case of Series D-1 Preferred Stock, $12.0800 per share of Series D-1 Preferred Stock and (vi) in the case of Series E Preferred Stock, $22.00 per share of Series E Preferred Stock, in each case as adjusted for any Recapitalization Events (for the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series D-1 Preferred Stock or the Series E Preferred Stock, as the case may be, the “Original Preferred Price”), plus all declared and unpaid dividends thereon to the date fixed for such distribution. If, upon the occurrence of such event, the assets of the Corporation legally available for distribution are insufficient to permit the payment to the holders of Preferred Stock of the full preferential amount, then the entire assets available for distribution to stockholders shall be distributed to the holders of the Preferred Stock ratably, on a pari passu basis, in proportion to the full preferential amounts which they would be entitled to receive pursuant to the preceding sentence of this Section 2(a) if such amounts had been paid in full.

(b)    After the full preferential amounts due the holders of Preferred Stock pursuant to Section 2(a) have been paid or set aside, any remaining assets of the Corporation available for distribution to its stockholders shall be distributed to the holders of

Common Stock ratably in proportion to the number of shares of Common Stock then held by each holder. In lieu of receiving the preferential amounts specified in Section 2(a), a holder of Preferred Stock may elect to convert the Preferred Stock held by such holder into Common Stock pursuant to Section 3(a) hereof at any time prior to or simultaneously with the closing of a Deemed Liquidation Event.

(c)    Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Deemed Liquidation Event, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to the Deemed Liquidation Event if, as a result of an actual conversion (including taking into account the operation of this paragraph (c) with respect to the Preferred Stock), such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder had not converted such series of Preferred Stock into shares of Common Stock. If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution pursuant to Section 2(a) above that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(d)    For purposes of this Section 2, a “Deemed Liquidation Event” shall include (i) the consummation of a merger or consolidation of the Corporation into or with another entity, by means of one transaction or series of related transactions, after which the stockholders of the Corporation immediately prior to such transaction do not own, immediately following the consummation of the transaction by virtue of their shares in the Corporation or securities received in exchange for such shares in connection with the transaction, a majority of the voting power of the surviving entity in proportions substantially identical to those that existed immediately prior to such transaction and with substantially the same rights, preferences, privileges and restrictions as the shares they held immediately prior to the transaction, (ii) the closing of the sale, exclusive license, transfer or other disposition of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole, including for the avoidance of doubt, transfer of capital stock of a subsidiary or subsidiaries of the Corporation to a third party that constitutes substantially all of the assets of the Corporation (or any series of related transactions resulting in such sale, exclusive license, transfer or other disposition of all or substantially all of the assets of the Corporation and its subsidiaries taken as a whole), excluding for the avoidance of doubt the transfer of assets to a direct or indirect wholly owned subsidiary of the Corporation for reorganization purposes, (iii) the closing of the exclusive license of all or substantially all of the Corporation’s intellectual property to a third party without limitation as to geography or field of use, (iv) the closing of the transfer (whether by merger, share exchange, consolidation or otherwise), in one transaction or a series of related transactions, to which the Corporation is party to a person or group of affiliated persons (other than an underwriter of the Corporation’s securities), of the Corporation’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of the Corporation (or the surviving or acquiring entity) or (v) a liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary; provided, however, that (A) if its sole purpose is to change the state of incorporation of the Corporation, a transaction under (i) or (iii) of the prior sentence shall not be deemed a Deemed Liquidation Event, (B) a bona fide financing for the primary purpose of raising working capital in which cash is received by the Corporation or any successor or indebtedness of the Corporation is cancelled or converted or a combination thereof shall not be deemed a Deemed Liquidation Event, and (C) the treatment of a particular transaction or series of related transactions listed in this Section 2(d) as a Deemed Liquidation Event may be waived with the affirmative vote or written consent of each of (i) the holders of a majority of the then outstanding Preferred Stock (voting together as a single class on an as-converted basis), (ii) the holders of at least sixty percent (60%) of the then outstanding Series C Preferred Stock, (iii) the holders of a majority of the then outstanding Series D Preferred Stock, (iv) the holders of at least seventy percent (70%) of the then outstanding Series D-1 Preferred Stock and (v) the holders of at least seventy-nine percent (79%) of the then outstanding Series E Preferred Stock.

(e)    In the event of any Deemed Liquidation Event involving the distribution of assets other than cash to the stockholders of the Corporation, the value of the assets to be distributed shall be determined as follows:

(i)    In the case of securities that are not subject to investment letter or other similar restrictions on free tradability,

(A)    if traded on a national securities exchange or through the Nasdaq Global Market, the value shall be deemed to be the average of the closing prices of the securities over the ten (10) day period ending three (3) days prior to the closing;

(B)    if actively traded over-the-counter, the value shall be deemed to be the average of the average of the last bid or the closing sale prices (whichever is applicable) over the thirty 30 day period ending three (3) days prior to the closing; and

(C)    if there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of a majority of the then outstanding shares of Preferred Stock (voting together as a single class on an as-converted basis).

(ii)    In the case of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate), the value shall be based on an appropriate discount from the market value determined as above in Section 2(e)(i) to reflect the approximate fair market value thereof, as mutually determined by the Corporation and the holders of a majority of the then outstanding shares of Preferred Stock (voting together as a single class on an as-converted basis).

(iii)    In the case of any other property, the value shall be equal to the property’s fair market value, as determined in good faith by the Board of Directors, including the vote of at least two of the Preferred Directors.

3.    Conversion. The holders of the Preferred Stock shall have conversion rights as follows:

(a)    Right to Convert. Subject to Section 3(c) hereof, each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of the Corporation or any transfer agent for the Preferred Stock. Each share of Preferred Stock shall be convertible into a number of fully paid and nonassessable shares of Common Stock equal to the applicable Original Preferred Price for a Series of Preferred Stock divided by the Conversion Price for such series of Preferred Stock in effect at the time of conversion. The “Conversion Price” for the Preferred Stock shall (i) in the case of Series A Preferred Stock, initially be $0.3340 per share, (ii) in the case of Series B Preferred Stock, initially be $1.2563 per share, (iii) in the case of Series C Preferred Stock, initially be $7.0889 per share, (iv) in the case of Series D Preferred Stock, initially be $11.5000 per share, (v) in the case of Series D-1 Preferred Stock, initially be $12.0800 per share and (vi) in the case of Series E Preferred Stock, initially be $22.00 per share, and shall in each case be subject to adjustment following the filing of this Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware as provided in Section 3(d) below. The number of shares of Common Stock into which each share of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock or Series E Preferred Stock (as the case may be) may be converted is hereinafter referred to as the “Preferred Stock Conversion Rate” of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock or Series E Preferred Stock (as the case may be).

(b)    Automatic Conversion.

(i)    Each share of Series A Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, at the then effective Conversion Price for Series A Preferred Stock, upon the earlier occurrence of (A) the vote or written consent of a majority of the then outstanding shares of Preferred Stock voting together as a single class on an as-if converted basis, or (B) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement on Form S-1 (or a successor form) under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock with aggregate gross proceeds to the Corporation (prior to deduction of underwriters’ commissions and expenses) in excess of $25,000,000 (a “Series A and B Qualified IPO”).

(ii)    Each share of Series B Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, at the then effective Conversion Price for Series B Preferred Stock, upon the earlier occurrence of (A) the vote or written consent of a majority of the then outstanding shares of Series B Preferred Stock, or (B) the closing of a Series A and B Qualified IPO.

(iii)    Each share of Series C Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, at the then effective Conversion Price for Series C Preferred Stock, upon the earlier occurrence of (A) the vote or written consent of at least sixty percent (60%) of the then outstanding shares of Series C Preferred Stock, or (B) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement on Form S-1 (or a successor form) under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock with aggregate gross proceeds to the Corporation (prior to deduction of underwriters’ commissions and expenses) in excess of $100,000,000 (a “Series C Qualified IPO”).

(iv)    Each share of Series D Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, at the then effective Conversion Price for Series D Preferred Stock, upon the earlier occurrence of (A) the vote or written consent of a majority of the then outstanding shares of Series D Preferred Stock, or (B) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement on Form S-1 (or a successor form) under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock (1) with aggregate gross proceeds to the Corporation (prior to deduction of underwriters’ commissions and expenses) in excess of $100,000,000, and (2) solely with respect to a firm commitment underwritten public offering that closes prior to June 5, 2019 (the “Series D Price Protection Date”), at a price per share of at least $11.50 per share (subject to appropriate adjustment in the event of any Recapitalization Event) (a “Series D Qualified IPO”). For the avoidance of doubt, the per share requirement set forth in clause (2) above shall not apply following the Series D Price Protection Date.

(v)    Each share of Series D-1 Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, at the then effective Conversion Price for the Series D-1 Preferred Stock, upon the earlier occurrence of (A) the vote or written consent of at least seventy percent (70%) of the then outstanding shares of Series D-1 Preferred Stock, or (B) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement on Form S-1 (or a successor form) under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock (1) with aggregate gross proceeds to the Corporation (prior to deduction of underwriters’ commissions and expenses) in excess of $100,000,000, and (2) solely with respect to a firm commitment underwritten public offering that closes prior to June 5, 2019 (the “Series D-1 Price Protection Date”), at a price per share of at least $12.0800 per share (subject to appropriate adjustment in the event of any Recapitalization Event) (a “Series D-1 Qualified IPO”). For the avoidance of doubt, the per share requirement set forth in clause (2) above shall not apply following the Series D-1 Price Protection Date.

(vi)    Each share of Series E Preferred Stock shall automatically be converted into fully paid and nonassessable shares of Common Stock, at the then effective Conversion Price for Series E Preferred Stock, upon the earlier occurrence of (A) the vote or written consent of at least seventy-nine percent (79%) of the then outstanding shares of Series E Preferred Stock, or (B) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement on Form S-1 (or a successor form) under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock with aggregate gross proceeds to the Corporation (prior to deduction of underwriters’ commissions and expenses) in excess of $100,000,000 (a “Series E Qualified IPO” and together with a Series A and B Qualified IPO, Series C Qualified IPO, Series D Qualified IPO and Series D-1 Qualified IPO, a “Qualified IPO”).

(c)    Mechanics of Conversion. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Corporation and shall give written notice to the Corporation at such office that the holder elects to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued (except that no such written notice of election to convert shall be necessary in the event of an automatic conversion pursuant to Section 3(b) hereof). The Corporation shall, as soon as practicable thereafter and in any event within twenty (20) days following the date of written notice of election to convert of such holder and delivery of the original certificate therefor to the Corporation, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which he shall be entitled as aforesaid and a check for the value of (i) any fractional share as provided in Section 3(f) hereof plus (ii) any declared but unpaid dividends on the shares so converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted (except that, in the case of an automatic conversion upon a Qualified IPO pursuant to Section 3(b), such conversion shall be deemed to have been made immediately prior to the closing of the offering) and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date. Upon the occurrence of either of the events specified in Section 3(b) above, the outstanding shares of Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless either the certificates evidencing such shares of Preferred Stock are delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation against any loss incurred by it in connection with such certificates.

(d)    Adjustments to Conversion Price for Dilutive Issuances.

(i)    Special Definitions. For purposes of this Section 3(d), the following definitions shall apply:

(A)    “Original Issue Date” shall mean, with respect to any series of Preferred Stock, the date on which shares of such series are first issued by the Corporation.

(B)    “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section 3(d)(ii) below, deemed to be issued) by the Corporation after the Original Issue Date, other than:

(1)    shares of Common Stock issued upon conversion of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock, Series D-1 Preferred Stock or Series E Preferred Stock;

(2)    shares of Common Stock or Series E Preferred Stock issued pursuant to that certain Series E Preferred Stock and Common Stock Purchase Agreement, dated May 7, 2019, by and among the Corporation and certain other parties thereto, as may be amended from time to time;

(3)    shares of Common Stock as adjusted for any Recapitalization Events, issued or issuable to officers, directors or employees of, or consultants to, the Corporation pursuant to any stock option plan or agreement or other stock incentive program or agreement approved in each case by the Board of Directors, including the vote of at least one of the Preferred Directors;

(4)    shares of Common Stock issued or issuable to landlords, equipment lessors, lenders or other financial institutions in a commercial credit arrangement, equipment financings, leases or similar transaction entered into for primarily non-equity financing purposes and approved in each case by the Board of Directors, including the vote of at least two of the Preferred Directors;

(5)    shares issuable upon exercise of or conversion of any warrants that are outstanding as of the date of this Amended and Restated Certificate of Incorporation;

(6)    shares (as adjusted for any Recapitalization Events) issued in connection with a bona fide acquisition by the Corporation of voting control or all or substantially all of the assets of another business entity in a transaction approved by the Board of Directors, including the vote of at least two of the Preferred Directors;

(7)    shares for which an adjustment is made pursuant to Section 3(d)(v);

(8)    shares issued upon the occurrence of a Qualified IPO; or

(9)    shares issued or issuable to any other persons or entities with which the Corporation has strategic or business relationships, provided that such issuances are not primarily for capital-raising purposes and are approved in each case by the Board of Directors, including the vote of at least two of the Preferred Directors.

(C)    “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities (as defined below).

(D)    “Convertible Securities” shall mean any evidences of indebtedness, shares of Preferred Stock or other securities convertible into or exchangeable for Common Stock.

(ii)    Deemed Issue of Additional Shares of Common Stock. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the following provisions shall apply:

(A)    The maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities shall be deemed to be Additional Shares of Common Stock issued as of the time of the issuance of such Option or Convertible Security or, in case such a record date shall have been fixed, as of the close of business on such record date, provided, however, that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 3(d)(iv) hereof) of such Additional Shares of Common Stock would be less than the applicable Conversion Price for a series of Preferred Stock in effect on the date of, and immediately prior to, the deemed issuance, or such record date, as the case may be.

(B)    Except as provided in paragraphs (C) and (D) below, no further adjustment in the Conversion Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities.

(C)    If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any change in the consideration payable to the Corporation or the number of shares of Common Stock issuable upon the exercise, conversion or exchange thereof (other than a change resulting from the antidilution provisions of such Options or Convertible Securities), the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto) and any subsequent adjustments based thereon shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities.

(D)    Upon the expiration of any such Options or the termination or expiration of any rights to convert or exchange of such Convertible Securities, the applicable Conversion Price for a series of Preferred Stock, to the extent in any way affected by or computed using such Options or Convertible Securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and Convertible Securities which remain in effect) actually issued upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities.

(E)    If a record date shall have been fixed and such Options or Convertible Securities are not issued on the date fixed therefore, the adjustments previously made in the applicable Conversion Price for a series of Preferred Stock, as the case may be, that became effective on such record date shall be cancelled as of the close of business on such record date, and thereafter the applicable Conversion Price for a series of Preferred Stock, shall be adjusted pursuant to this Section 3(d)(ii).

(iii)    Adjustment of Conversion Price for Dilutive Issuances. In the event the Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 3(d)(ii)) after the Original Issue Date of any series of Preferred Stock without consideration or for a consideration per share less than the Conversion Price for such series in effect immediately prior to such issuance, then and in each such event the Conversion Price for such series shall be reduced to a price (rounded to the nearest one tenth of one cent) equal to the applicable Conversion Price for such series of Preferred Stock multiplied by a fraction:

(x) the numerator of which is equal to the number of shares of Common Stock outstanding or deemed to be outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at the applicable Conversion Price for such series of Preferred Stock in effect immediately prior to such issuance; and

(y) the denominator of which is equal to the number of shares of Common Stock outstanding or deemed to be outstanding immediately prior to such issuance plus the number of Additional Shares of Common Stock so issued.

For the purposes of this paragraph (iii), the number of shares of Common Stock deemed to be outstanding shall be deemed to include the Common Stock issuable upon full exercise and conversion of all then outstanding Options and Convertible Securities.

Notwithstanding the foregoing, the applicable Conversion Price shall not be so reduced at such time if the amount of such reduction would be an amount less than $0.01, but any such amount shall be carried forward and reduction with respect thereto made at the time of, and together with, any subsequent reduction that, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or more, or shall be made three years after such event if not yet made.

(iv)    Determination of Consideration. For purposes of this Section 3(d), the consideration received by the Corporation for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A)    Cash and Property. Such consideration shall:

(1)    insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof;

(2)    insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issue, as determined in good faith by the Board of Directors, including the vote of at least two of the Preferred Directors; and

(3)    in the event Additional Shares of Common Stock are issued together with other securities or other assets of the Corporation for consideration that covers both, be the proportion of such consideration so received, computed as provided in clauses (1) and (2) above, as determined in good faith by the Board of Directors, including the vote of at least two of the Preferred Directors.

(B)    Options and Convertible Securities. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 3(d)(ii) relating to Options and Convertible Securities shall be equal to:

(x) the total amount, if any, received or receivable by the Corporation as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, divided by

(y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(v)    Other Adjustments to Conversion Price.

(A)    Subdivisions, Combinations or Consolidations of Common Stock. In the event the outstanding shares of Common Stock shall be, without consideration, subdivided, combined or consolidated, by stock split, reverse stock split or similar event, into a greater or lesser number of shares of Common Stock after the Original Issue Date of a series of Preferred Stock, the Conversion Price for such series in effect immediately prior to such subdivision, combination or consolidation shall, concurrently with the effectiveness of such subdivision, combination or consolidation, be proportionately adjusted. Any adjustments under this Section will become effective at the close of business on the date the subdivision, combination, or consolidation becomes effective.

(B)    Common Stock Dividends and Distributions. If, after the Original Issue Date of a series of Preferred Stock, the Corporation at any time or from time to time issues, or fixes a record date for determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then in each such event, as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, the Conversion Price for such series that is then in effect shall be decreased by multiplying the Conversion Price for such series of Preferred Stock then in effect by a fraction, (x) the numerator of which is the number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (y) the denominator of which is the number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend or distribution is not paid in full on the date fixed therefor, the Conversion Price for such series of Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 3(d)(v)(B) to reflect the actual payment of such dividend or distribution.

(C)    Other Distributions. In case the Corporation shall distribute to holders of its Common Stock shares of its capital stock (other than shares of Common Stock and other than as otherwise subject to adjustment pursuant to this Section 3(d)), stock or other securities of other persons, evidences of indebtedness issued by the Corporation or other persons, assets (excluding cash dividends) or options or rights (excluding options to purchase and rights to subscribe for Common Stock or other securities of the Corporation convertible into or exchangeable for Common Stock), or shall fix a record date for determination of holders of Common Stock entitled to receive such a distribution, then, in each such case, provision shall be made so that the holders of Preferred Stock shall be entitled to receive, upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation that they would have received had their Preferred Stock been converted into Common Stock on the date of such event (or on the record date with respect thereto, if such record date is fixed) and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 3 with respect to the rights of the holders of the Preferred Stock.

(D)    Recapitalizations and Reorganizations. In the case of any recapitalization or reorganization (other than a subdivision, combination or other recapitalization provided for elsewhere in this Section 3 or a merger, sale of assets or other reorganization provided for in Section 2), or the fixing of any record date for determination of holders of Common Stock affected by such recapitalization or reorganization, provision shall be made so that the holders of Preferred Stock shall be entitled to receive, upon conversion thereof, the type and number of shares of stock or other securities or property of the Corporation or otherwise that they would have received had their Preferred Stock been converted into Common Stock on the date of such event (or on the record date with respect thereto, if such record date is fixed) and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 3 with respect to the rights of the holders of the Preferred Stock. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 3 to the end that the provisions of this Section 3 shall be applicable after the recapitalization or reorganization to the greatest extent practicable.

(e)    Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price for a series of Preferred Stock pursuant to this Section 3, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of a share of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based including the consideration received for any Additional Shares of Common Stock issued. The Corporation shall, upon the written request at any time of any holder of a Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price at the time in effect for the series of Preferred Stock held by such holder and (iii) the number of shares of Common Stock and the type and amount, if any, of other property which at the time would be received upon the conversion of a share of such series of Preferred Stock.

(f)    Fractional Shares. No fractional shares of Common Stock shall be issued upon conversion of shares of Preferred Stock. In lieu of any fractional shares to which the holder of Preferred Stock would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the fair market value of one share of Common Stock as determined by the Board of Directors of the Corporation. The number of whole shares issuable to each holder of a series of Preferred Stock upon such conversion shall be determined on the basis of the number of shares of Common Stock issuable upon conversion of the total number of shares of such series being converted into Common Stock by such holder at that time. Upon the occurrence of each adjustment or readjustment of the Conversion Price for a series of Preferred Stock pursuant to this Section 3, the Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the applicable Conversion Price at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Preferred Stock.

(g)    Notices of Record Date. In the event (i) the Corporation shall take a record of the holders of its capital stock for the purpose of entitling them to receive a dividend or other distribution (other than a cash dividend) or to subscribe for or purchase any shares of stock of any class or to receive any other rights, (ii) of any capital reorganization, reclassification or recapitalization (other than a subdivision or combination of its outstanding shares of Common Stock), or (iii) of a Deemed Liquidation Event, then, and in any such case, the Corporation shall cause to be mailed to each holder of record of the Preferred Stock at the address of record of such stockholder as set forth on the Corporation’s books, at least 20 days prior to the earliest date hereinafter specified, a notice stating the material terms of the proposed transaction and the date on which (x) a record is to be taken for the purpose of such dividend, distribution or rights or (y) such Deemed Liquidation Event is to take place and the date, if any is to be fixed, as of which holders of capital stock of record shall be entitled to exchange their shares of capital stock for securities or other property deliverable upon such Deemed Liquidation Event; provided, however, that such notice period may be shortened upon the written consent of holders of (i) in the case of the Series A Preferred Stock or the Series B Preferred Stock, a majority of the then outstanding shares of such series of Preferred Stock, respectively, (ii) in the case of the Series C Preferred Stock, at least sixty percent (60%) of the then outstanding shares of Series C Preferred Stock, (iii) in the case of the Series D Preferred Stock, a majority of the then outstanding shares of the Series D Preferred Stock, (iv) in the case of the Series D-1 Preferred Stock, at least seventy percent (70%) of the then outstanding shares of Series D-1 Preferred Stock and (v) in the case of the Series E Preferred Stock, at least seventy-nine percent (79%) of the then outstanding shares of the Series E Preferred Stock. If any material change in the facts set forth in the written notice shall occur, the Corporation shall promptly give written notice of such material change to each holder of shares of Preferred Stock.

(h)    Waiver of Adjustment to Conversion Price. Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of (i) in the case of the Series A Preferred Stock or the Series B Preferred Stock, a majority of the then outstanding shares of such series of Preferred Stock, respectively, (ii) in the case of the Series C Preferred Stock, at least sixty percent (60%) of the then outstanding shares of Series C Preferred Stock, (iii) in the case of the Series D Preferred Stock, a majority of the then outstanding shares of the Series D Preferred Stock, (iv) in the case of the Series D-1 Preferred Stock, at least seventy percent (70%) of the then outstanding shares of Series D-1 Preferred Stock and (v) in the case of the Series E Preferred Stock, at least seventy-nine percent (79%) of the then outstanding shares of the Series E Preferred Stock.

(i)    Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of Preferred Stock, the Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

4.    Voting Rights.

(a)    General. Each holder of Preferred Stock shall be entitled to a number of votes equal to the number of whole shares of Common Stock into which such holder’s shares of Preferred Stock could then be converted and, except as otherwise required by law or as set forth herein, shall have voting rights and powers equal to the voting rights and powers of the Common Stock. Each holder of Preferred Stock shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of the Corporation and shall be entitled to vote with the holders of Common Stock with respect to any matter upon which holders of Common Stock have the right to vote, except as otherwise provided herein or those matters required by law to be submitted to a class vote.

(b)    Election of Directors. At each election of directors of the Corporation, (i) for so long as at least twenty percent (20%) of the originally issued number of shares of Series A Preferred Stock (as adjusted for any Recapitalization Events) remain outstanding, the holders of Series A Preferred Stock, voting as a separate class on an as-converted basis, shall be entitled to elect one (1) director (the “Series A Director”), (ii) for so long as at least twenty percent (20%) of the originally issued number of shares of Series B Preferred Stock (as adjusted for any Recapitalization Events) remain outstanding, the holders of Series B Preferred Stock, voting as a separate class on an as-converted basis, shall be entitled to elect one (1) director (the “Series B Director”), (iii) for so long as at least 1,410,000 shares of Series C Preferred Stock (as adjusted for any Recapitalization Events) remain outstanding, the holders of Series C Preferred Stock, voting as a separate class on an as-converted basis, shall be entitled to elect one (1) director (the “Series C Director”), (iv) for so long as at least 4,340,000 shares of Series D Preferred Stock (as adjusted for any Recapitalization Events) remain outstanding, the holders of Series D Preferred Stock, voting as a separate class on an as-converted basis, shall be entitled to elect one (1) director (the “Series D Director” and together with the Series A Director, the Series B Director and the Series C Director, the “Preferred Directors”), (v) the holders of Common Stock, voting as a separate class, shall be entitled to elect two (2) directors, and (vi) the holders of Common Stock and Preferred Stock (excluding the Series E Preferred Stock), voting together as a single class on an as-converted basis, shall be entitled to elect the remaining directors of the Corporation.

Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the General Corporation Law of Delaware, any vacancy created by removal, resignation or death of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board of Director’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the Corporation’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders. Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to written consent.

5.    Protective Provisions. So long as any shares of Preferred Stock are outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise), without first obtaining the affirmative vote or written consent of the holders of a majority of the then outstanding shares of Preferred Stock (voting together as a single class on an as-converted basis) and such act or transaction entered into without such vote or consent shall be null and void ab initio, and of no force or effect:

(a)    alter or change the rights, preferences, privileges or restrictions of a series of Preferred Stock so as to adversely affect such series of Preferred Stock;

(b)    increase or decrease the total number of authorized shares of Preferred Stock or Common Stock (other than by conversion of Preferred Stock into Common Stock in accordance with this Amended and Restated Certificate of Incorporation);

(c)    authorize or issue, or obligate itself to issue, any other equity security (including any other security exercisable for or convertible into any such equity security) having a preference over, or on a parity with, the Preferred Stock with respect to the powers, preferences, or relative, participating, optional, or other special rights set forth in this Amended and Restated Certificate of Incorporation;

(d)    redeem, purchase or otherwise acquire any shares of Common Stock or Preferred Stock other than in connection with (i) the repurchase of Common Stock at the original purchase price from employees, officers, directors, consultants or other service providers pursuant to agreements providing for such repurchase upon termination of such person’s employment or service to the Corporation, (ii) the Approved Repurchase (as defined in that certain Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of May 7, 2019, by and among the Corporation and certain other parties, as may be amended from time to time) or (iii) the exercise of a contractual right of first refusal entitling the Corporation to purchase such shares upon substantially the same terms offered by a third party, provided that the purchase is approved by the Board of Directors, including the vote of at least two of the Preferred Directors;

(e)    declare or pay any dividend on the Preferred Stock, or any series thereof, or the Common Stock;

(f)    amend the Certificate of Incorporation or Bylaws of the Corporation;

(g)    change the authorized number of directors of the Corporation; or

(h)    transfer (i) any outstanding ownership interest in any subsidiary of the Corporation or (ii) all or any portion of the assets of any subsidiary of the Corporation, which assets at the time of such transfer(s) have in the aggregate a fair market value as determined by the Board of Directors in excess of $1,000,000, in each case, to any party that is not a direct or indirect wholly-owned subsidiary of the Corporation (other than as approved by the Board of Directors, including the vote of at least two of the Preferred Directors).

In addition, for so long as any shares of Series A Preferred Stock or Series B Preferred Stock are outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise), without first obtaining the affirmative vote or written consent of, with respect to the Series A Preferred Stock and the Series B Preferred Stock, the holders of a majority of the then outstanding shares of such series of Preferred Stock, in each case, voting as a separate series on an as-converted basis, adversely alter or change any of the rights, preferences or privileges of such series of Preferred Stock in a manner that would treat such series of Preferred Stock in a materially different manner than the other series of Preferred Stock. The foregoing is not intended to (i) affect the approval and consent rights of any series of Preferred Stock under Section 242 of the Delaware General Corporation Law, as amended or (ii) require any vote or consent of the holders of a series of Preferred Stock if such vote or consent would not be required for such matter under Section 242 of the Delaware General Corporation Law, as amended.

In addition, for so long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise), without first obtaining the affirmative vote or written consent of the holders of at least sixty percent (60%) of the then outstanding shares of Series C Preferred Stock (i) adversely alter or change any of the rights, preferences or privileges of the Series C Preferred Stock in a manner that would treat the Series C Preferred Stock in a manner different than any other series of Preferred Stock (provided, that the Series C Preferred Stock shall not be deemed to be affected differently from any other series of Preferred Stock due to proportional differences in the amounts of their liquidation preference per share, per share conversion prices or other price-derived terms that arise as a result of differing original issue prices of the respective series of Preferred Stock), (ii) increase the total number of authorized shares of Series C Preferred Stock or (iii) amend, repeal or change this paragraph. Any such act or transaction entered into without such vote or consent shall be null and void ab initio, and of no force or effect.

In addition, for so long as any shares of Series D Preferred Stock are outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise), without first obtaining the affirmative vote or written consent of the holders of a majority of the then outstanding shares of Series D Preferred Stock (i) adversely alter or change any of the rights, preferences or privileges of the Series D Preferred Stock in a manner that would treat the Series D Preferred Stock in a manner different than any other series of Preferred Stock; provided, that (x) any adverse alteration or change to the rights of the Series D Preferred Stock to vote as a separate class as expressly set forth herein shall nevertheless require the affirmative vote or written consent of the holders of a majority of the then outstanding shares of Series D Preferred Stock in all instances, and (y) for the avoidance of doubt, the issuance of any equity security (including any security exercisable for or convertible into any such equity security) that is senior to, or on a parity with, the Series D Preferred Stock in respect of dividends, distributions in connection with a Deemed Liquidation Event or other rights, preferences or privileges, shall not be an adverse alteration or change to the rights, preferences or privileges of the Series D Preferred Stock, (ii) increase the total number of authorized shares of Series D Preferred Stock or (iii) amend, repeal or change this paragraph. Any such act or transaction entered into without such vote or consent shall be null and void ab initio, and of no force or effect.

In addition, for so long as any shares of Series D-1 Preferred Stock are outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise), without first obtaining the affirmative vote or written consent of the holders of at least seventy percent (70%) of the then outstanding shares of Series D-1 Preferred Stock (i) adversely alter or change any of the rights, preferences or privileges of the Series D-1 Preferred Stock in a manner that would treat the Series D-1 Preferred Stock in a manner different than any other series of Preferred Stock; provided, that (x) any adverse alteration or change to the rights of the Series D-1 Preferred Stock to vote as a separate class as expressly set forth herein shall nevertheless require the affirmative vote or written consent of the holders of at least seventy percent (70%) of the then outstanding shares of Series D-1 Preferred Stock in all instances, and (y) for the avoidance of doubt, the issuance of any equity security (including any security exercisable for or convertible into any such equity security) that is senior to, or on a parity with, the Series D-1 Preferred Stock in respect of dividends, distributions in connection with a Deemed Liquidation Event or other rights, preferences or privileges, shall not be an adverse alteration or change to the rights, preferences or privileges of the Series D-1 Preferred Stock, (ii) increase the total number of authorized shares of Series D-1 Preferred Stock or (iii) amend, repeal or change this paragraph. Any such act or transaction entered into without such vote or consent shall be null and void ab initio, and of no force or effect.

In addition, for so long as any shares of Series E Preferred Stock are outstanding, the Corporation shall not (by amendment, merger, consolidation or otherwise), without first obtaining the affirmative vote or written consent of the holders of at least seventy-nine percent

(79%) of the then outstanding shares of Series E Preferred Stock (i) adversely alter or change any of the rights, preferences or privileges of the Series E Preferred Stock in a manner that would treat the Series E Preferred Stock in a manner different than any other series of Preferred Stock; provided, that (x) any adverse alteration or change to the rights of the Series E Preferred Stock to vote as a separate class as expressly set forth herein shall nevertheless require the affirmative vote or written consent of the holders of at least seventy-nine percent (79%) of the then outstanding shares of Series E Preferred Stock in all instances, and (y) for the avoidance of doubt, the issuance of any equity security (including any security exercisable for or convertible into any such equity security) that is senior to, or on a parity with, the Series E Preferred Stock in respect of dividends, distributions in connection with a Deemed Liquidation Event or other rights, preferences or privileges, shall not be an adverse alteration or change to the rights, preferences or privileges of the Series E Preferred Stock, (ii) increase the total number of authorized shares of Series E Preferred Stock or (iii) amend, repeal or change this paragraph. Any such act or transaction entered into without such vote or consent shall be null and void ab initio, and of no force or effect.

6.    Redemption. The Preferred Stock is not redeemable at the option of the holder thereof.

7.    Status of Converted Stock. In the event any shares of Preferred Stock shall be converted pursuant to Section 3 hereof, or otherwise acquired by the Corporation, the shares so converted shall be canceled and shall not be issuable by the Corporation, and the Certificate of Incorporation of the Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation’s authorized capital stock.

8.    Stock Repurchases. In accordance with Section 500 of the California Corporations Code, a distribution can be made without regard to any preferential dividends arrears amount (as defined in Section 500 of the California Corporations Code) or any preferential rights amount (as defined in Section 500 of the California Corporations Code) in connection with (i) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries upon termination of their employment or services pursuant to agreements providing for the right of said repurchase, (ii) repurchases of Common Stock issued to or held by employees, officers, directors or consultants of the Corporation or its subsidiaries pursuant to rights of first refusal contained in agreements providing for such right, (iii) repurchases of Common Stock or Preferred Stock in connection with the settlement of disputes with any stockholder, or (iv) any other repurchase or redemption of Common Stock or Preferred Stock approved by the holders of Preferred Stock of the Corporation.

ARTICLE V

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation subject to the rights and power expressly granted to stockholders of the Corporation by statute, this Amended and Restated Certificate of Incorporation or the Bylaws of the Corporation. Election of directors need not be by written ballot, unless the Bylaws so provide.

ARTICLE VI

Subject to the provisions of this Amended and Restated Certificate of Incorporation (including those in Section 5(f) of Article IV), the Board of Directors is authorized to make, adopt, amend, alter or repeal the Bylaws of the Corporation. Subject to the provisions of this Amended and Restated Certificate of Incorporation (including those in Section 5(f) of Article IV), the stockholders shall also have power to make, adopt, amend, alter or repeal the Bylaws of the Corporation.

ARTICLE VII

To the fullest extent permitted by the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit. To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of, and advancement of expenses to, directors, officers, employees, other agents of the Corporation and any other persons to which the Delaware General Corporation Law permits the Corporation to provide indemnification, the Corporation is authorized to provide indemnification. Any repeal or modification of the foregoing provisions of this Article VII by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions occurring prior to, such repeal or modification.

ARTICLE VIII

The Corporation reserves the right to amend or repeal any of the provisions contained in this Amended and Restated Certificate of Incorporation in any manner now or hereafter permitted by law and subject to the other terms set forth herein, and the rights of the stockholders of the Corporation are granted subject to this reservation.

ARTICLE IX

The Corporation renounces any interest or expectancy of the Corporation in, or in being offered an opportunity to participate in, or in being informed about, an Excluded Opportunity. An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of the Corporation who is not an employee of the Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any affiliate, partner, member, director, stockholder, employee, agent or other related person of any such holder, other than someone who is an employee of the Corporation or any of its subsidiaries (collectively “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of the Corporation.

* * *

4.    This Amended and Restated Certificate of Incorporation has been duly adopted by the board of directors and stockholders of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by the President and Chief Executive Officer of the Corporation this 30th day of March, 2020.

UNITY SOFTWARE INC.

By:	/s/ John Riccitiello
John Riccitiello
President and CEO

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